EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors:

Pilgrim’s Pride Corporation

We consent to the incorporation by reference in the registration statements (Form S-8 No. 3-12043, Form S-8 No. 333-74984, Form S-8 No. 333-111929, Form S-3 No. 333-84861, Form S-3 No. 333-117472, Form S-3 No. 333-127198, Form S-3 No. 333-130113 and Form S-4 No. 333-111975) of Pilgrim’s Pride Corporation, and in the related prospectuses, of our report dated December 14, 2006, with respect to the consolidated balance sheets of Gold Kist Inc. as of October 1, 2005 and September 30, 2006, and the related consolidated statements of operations, patrons’ and other equity/stockholders’ equity and comprehensive income (loss), and cash flows for the year ended June 26, 2004, the transition quarter ended October 2, 2004 and the years ended October 1, 2005 and September 30, 2006, which report appears in the Form 8-K/A of Pilgrim’s Pride Corporation dated January 11, 2007.

Our report refers to changes in the method of accounting for share-based payment in 2005 and for amortization of unrecognized net actuarial losses related to the post-retirement medical plan in 2006. In our report on the consolidated financial statements specified above, we state that we did not audit the financial statements of GK Insurance Company, a wholly-owned subsidiary of Gold Kist Inc., as of September 30, 2006 and for the year then ended, which statements were audited by other auditors whose report has been furnished to us. Our opinion on the consolidated financial statements, insofar as it relates to GK Insurance Company, is based solely on the report of the other auditors as of September 30, 2006 and for the year then ended.

KPMG LLP

Atlanta, Georgia

January 11, 2007